Exhibit 10.2

2017 NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Office Depot, Inc. (the “Company”) has on [INSERT EFFECTIVE DATE OF EMPLOYMENT AGREEMENT], 2017 (the “Grant Date”) granted you a non-qualified stock option award (the “Option”) pursuant to the Office Depot, Inc. 2015 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this 2017 Non-Qualified Stock Option Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the NASDAQ Stock Market LLC.

1.	Option

The Option provides you with the opportunity to purchase [XXX] (XXX) shares of the Company’s common stock (“Option Shares”), at an option price per share of $[GRANT DATE CLOSING PRICE] payable upon exercise, pursuant to the provisions and restrictions contained in the Plan, this Agreement and your employment agreement with the Company dated [XXX] (the “Employment Agreement”). The option price per share is equal to the Fair Market Value of a share of the Company’s common stock on the Grant Date. Your Option will expire at the close of business on [10TH ANNIVERSARY OF EFFECTIVE DATE OF EMPLOYMENT AGREEMENT], 2027 (the “Expiration Date”), subject to earlier expiration upon the termination of your employment as provided below. Your Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

2.	Vesting and Exercise

a.	Normal Vesting. Except as provided in Sections 2(b), 2(c) and 2(d) below, the Option will vest and become exercisable with respect to one-third of the Option Shares on each of the first and second anniversaries of the Grant Date (in each case rounded down to the next highest whole number of Option Shares, as necessary) and with respect to all remaining Option Shares on the third anniversary of the Grant Date (each, a “Vesting Date”, and in the aggregate, the “Vesting Period”), provided that you remain continuously employed with the Company or any Subsidiary during the period beginning on the Grant Date and ending on each such Vesting Date, and you will immediately forfeit the unvested portion of the Option upon your termination of employment with the Company and its Subsidiaries prior to the applicable Vesting Date for such portion of the Option.

b.	Termination of Employment for Death or Disability. In the event of your termination of employment with the Company and its Subsidiaries due to your death or Disability during the Vesting Period, the Option will become vested and exercisable on the date of such termination of employment with respect to the portion of the Option Shares as to which the Option would have become vested and exercisable during the twelve (12) month period following the date of such termination of employment had you remained employed with the Company and its Subsidiaries during such period, and you will forfeit the Option as to the remainder of the Option Shares on such date. As used in herein, the term “Disability” shall have the meaning set out in your Employment Agreement. Your Disabled status must become effective prior to the date on the Option expires on account of your termination of employment in order to be recognized under this Agreement.

c.	Termination of Employment without Cause or for Good Reason Prior to Change in Control. In the event of your involuntary termination of employment with the Company and its Subsidiaries without Cause or your termination of employment with the Company and its Subsidiaries for Good Reason during the Vesting Period, the Option will become vested and exercisable on the date of such termination of employment with respect to the portion of the Option Shares as to which the Option would have become vested and exercisable during the twelve (12) month period following the date of such termination of employment had you remained employed with the Company and its Subsidiaries during such period, and you will forfeit the Option as to the remainder of the Option Shares on such date. As used in this Section 2(c), the terms “Cause” and “Good Reason” shall have the meanings set out in your Employment Agreement.

d.	Impact of Change in Control.

i)	Employment. Upon the effective date of a Change in Control, all references in this Agreement to employment with the Company and its Subsidiaries shall be deemed to include employment with the surviving entity in such Change in Control and its subsidiaries, and any transfer of employment from the Company or any Subsidiary to the surviving entity in such Change in Control or any of its subsidiaries shall not constitute a separation from service or otherwise interrupt your continuous employment for purposes of this Agreement.

ii)	Options not Assumed. If the surviving entity in the Change in Control does not assume the Option, the Option shall become fully vested and exercisable on the effective date of the Change in Control Shares (to the extent the Option has not previously vested and become exercisable).

iii)	Termination of Employment without Cause or for Good Reason on or After Change in Control. In the event of your involuntary termination of employment with the Company and its Subsidiaries without Cause or your termination of employment with the Company and its Subsidiaries for Good Reason, in either case within 24 months after the effective date of a Change in Control and during the Vesting Period, the Option will become fully vested and exercisable as to all Option Shares (to the extent the Option has not previously vested and become exercisable) on the date of such employment termination. As used in this Section 2(d)(iii), the terms “Cause” and “Good Reason” shall have the meanings set out in the Company’s Executive Change in Control Severance Plan.

e.	No Other Special Vesting Rights. No accelerated vesting of your Option will apply except as specified in Sections 2(b), 2(c) and 2(d) above.

f.	Cause. You will forfeit the Option with respect to all Option Shares immediately upon your termination of employment with the Company and its Subsidiaries for Cause, regardless of whether the Option is then vested and exercisable with respect to all or any portion of the Option Shares.

g.	Post-Termination Exercise Period. If you cease to be an employee of the Company and its Subsidiaries by reason of your death or Disability, the portion of your Option that is vested and exercisable on the date of your termination of employment will remain exercisable at any time until, and will automatically be forfeited and cancelled upon, the earlier of the date that is 12 months after your termination of employment or the Expiration Date. If your employment with the Company and its Subsidiaries terminates for any reason other than for Cause or by reason of your death or Disability, the portion of your Option that is vested and exercisable on the date of your termination of employment will remain exercisable at any time until, and will automatically be forfeited and cancelled upon, the earlier of the date that is 90 days after the date of your termination of employment or the Expiration Date.

h.	Death After Termination of Employment. Following your death, your Option will be exercisable by your beneficiary, surviving spouse, estate, or any person who acquired such Option by bequest or inheritance within the applicable time frame specified above.

i.	Impact of Forfeiture. If all or any portion of the Option is forfeited at any time, you will cease to have any rights with respect to such forfeited Option.

3.	Expiration of Option

In no event shall any part of your Option be exercisable after the Expiration Date.

4.	Procedure for Exercise

You may exercise all or a portion of the Option (to the extent vested) pursuant to the exercise procedures specified by the Company from time to time in Plan documentation distributed to participants, which include remitting payment of the aggregate option price for the Option Shares being purchased pursuant to the prospectus of the Plan.

5.	Transferability of Option

Except as provided below, the Option (a) is personal to you and, during your lifetime, may be exercised only by you or your guardian or legal representative; and (b) may not be sold, pledged, assigned or transferred in any manner, other than in the case of your death to your beneficiary as determined pursuant to procedures prescribed by the Committee for this purpose or by will or the laws of descent and distribution, and any such purported sale, pledge, assignment or transfer shall be void and of no effect. However, subject to applicable procedures, you may transfer your Option to an immediate family member (i.e., your spouse, child or grandchild), a trust for the benefit of such immediate family members during your lifetime, or a partnership whose only partners are such immediate family members. The transferee shall remain subject to all terms and conditions applicable to the Option prior to the transfer.

6.	Conformity with Plan

Your Option is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its rights to amend or terminate the Plan at any time without your consent; provided, however, that the Option shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives and any recipient of a transfer of the Option permitted by this Agreement with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By acknowledging this Agreement below, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Director, Executive Compensation & International Compensation.

7.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of the Option Shares is necessary or desirable as a condition of, or in connection with, the granting of the Option or the issue or purchase of the Option Shares thereunder, no Option Shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of the Company’s common stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which the Company’s common stock is listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

8.	Non-Compete, Confidentiality, and Non-Solicitation Requirements

Your Option is also subject to your complying with and not breaching the non-compete, confidentiality, and non-solicitation covenants that you were required to sign as a condition of your employment with the Company.

9.	Section 409A

It is intended, and this Agreement shall be construed, so that the Option shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulation Section 1.409A-1(b)(5)(i)(A).

10.	Recoupment

If it is discovered that you engaged in misconduct which resulted in the receipt of any payment under this Agreement which otherwise would not have been made, you may be required to repay the Company, or any successor company, for any or all payments paid as a result of such misconduct. The Company may recoup such payment up to the later of three years after the date of the payment or the discovery of the misconduct. Recoupment may be accompanied by other disciplinary action up to and including termination.

11.	Employment and Successors

Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement you may have with the Company or any Subsidiary or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of your Option shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

12.	Withholding

As a condition of exercise of your Option, you are required to pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to the Option (the “Required Tax Payments”) pursuant to the method you elect at the time of exercise from among the methods made available by the Committee for this purpose.

13.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the Option or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Option as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions.

14.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Office Depot, Inc.

c/o Vice President, Global Compensation, Benefits, HRIS and Shared Services

6600 North Military Trail, C278

Boca Raton, FL 33496

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section 14, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

15.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

16.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement below, you accept the Option in full satisfaction of the Company’s obligation under your Employment Agreement to grant stock options to you as of the effective date of your employment with the Company.

17.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

18.	No Rights as Shareholder

You shall have no voting, dividend or any other rights as a stockholder of the Company with respect to the Option Shares, unless and to the extent that you exercise the Option provided hereunder and the Option Shares are registered in your name as owner.

19.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

To confirm your understanding and acknowledgment of the terms contained in this Agreement, please sign and date this Agreement below.

Very truly yours,

OFFICE DEPOT, INC.

Acknowledged by Executive:

Date: